EXHIBIT 99.5

To the Stockholders of Babcock & Wilcox Enterprises, Inc.:
Babcock & Wilcox Enterprises, Inc. (the “Company”) has entered into arrangements for a rights offering of the Company (the “Rights Offering”) that includes, among other things, the following key components:

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Assuming the registration statement related to the Rights Offering is declared effective, the Company will distribute to holders of its common stock, par value $0.01 per share (the “Common Shares”), one nontransferable subscription right (a “Right”) for each Common Share held as of 5:00 p.m., New York City time, on June 27, 2019.

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Assuming the registration statement related to the Rights Offering is declared effective, the Rights Offering will commence on June 28, 2019 and will expire at 5:00 pm., New York City time, on July 18, 2019, unless extended by the Company. In the Rights Offering, each Right will entitle the holder to a basic subscription privilege. Under the basic subscription privilege, each whole Right entitles its holder to purchase 0.986896 Common Shares at a subscription price of $0.30 per Common Share (the “Subscription Price”), provided that the Company will not issue any fractional Common Shares in the Rights Offering.

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The Company has entered into a Backstop Exchange Agreement with B. Riley FBR, Inc. (the “Backstop Exchange Purchaser”) which provides, on the terms and subject to the conditions set forth therein, that the Backstop Exchange Purchaser will purchase any unsubscribed Common Shares in the Rights Offering at the Subscription Price, for cash or by exchanging an equal principal amount of outstanding Tranche A-2 or Tranche A-3 last-out term loans under the Company’s U.S. credit agreement, up to a total commitment of $50,000,000. The Backstop Exchange Purchaser will also be entitled to exercise its basic subscription privilege in the Rights Offering.

•	The Company expects to issue an aggregate of 166,666,667 Common Shares in the Rights Offering.

The Rights Offering was approved by our stockholders at the 2019 annual meeting of stockholders held on June 14, 2019. By delivering this letter to you, the Company is mailing to all of its stockholders notice of its intention to issue the Common Shares as described above and as further described in the prospectus relating to the Rights Offering once it becomes available.
A registration statement relating to the Common Shares to be issued in the Rights Offering has been filed with the Securities and Exchange Commission but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  The Rights Offering is subject to, among other things, the effectiveness of the registration statement.  The information in this letter is not complete and is subject to change.  This letter shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction.  The Rights Offering will be made only by means of a prospectus.  Copies of the prospectus, when it becomes available, will be mailed to all eligible holders of the Common Shares and may also be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the information agent for the Rights Offering, D.F. King & Co., Inc. toll free at (800) 622-1649 or by email at bw@dfking.com.
This letter does not set forth all of the terms and conditions of the issuances of the Common Shares in the Rights Offering. Interested parties should carefully read the prospectus relating to the Rights Offering (once it becomes available) for additional information regarding such terms and conditions before making any investment decision regarding the Company or its securities.
This letter contains information about a pending transaction, and there can be no assurance that this transaction will be completed.
Babcock & Wilcox Enterprises, Inc.
June 17, 2019

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